                             TECHNOLOGY DEVELOPMENT
                              AND LICENSE AGREEMENT

     This AGREEMENT is entered into effective as of October 28, 1999, between
FREEDOM MOTORS, INC., a Nevada corporation ("Freedom"), AEROBOTICS, INC, a
California corporation ("Aerobotics"), and MOLLER INTERNATIONAL, INC., a
California corporation ("Moller").

     A. In February 1997, Moller caused Aerobotics, Inc., its wholly owned subsidiary ("Aerobotics"), as consideration for the issuance to Moller of
7,000,000 shares of the common stock of Freedom, to transfer and assign to
Freedom certain products and equipment and to license to Freedom certain technology.

     B. The parties hereto desire (i) to transfer and assign, and reconfirm and ratify any prior transfer and assignment, to Freedom of all right, title and interest in and to certain equipment, products and other tangible assets, (ii)
to provide, and to reconfirm and ratify any prior provision, for the license of certain technology and improvements, (iii) to provide for certain product development services to be performed by Moller on behalf of Freedom, and (iv) to provide for royalties to Moller in connection with sales of certain products or the sublicense of certain technology and improvements by Freedom.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings (unless the context requires otherwise):

1.1 Affiliate. The term "Affiliate" shall mean, with respect to a person or entity, any corporation, partnership, joint venture, firm or other entity that controls, is controlled by, or is under common control with, such person or entity; provided, however, that, for purposes of this Agreement, Moller shall not be deemed an affiliate of Freedom and Freedom shall not be deemed an affiliate of Moller.

1.2 Charge Cooled Patent. The term "Charge Cooled Patent" shall mean any patent to issue on that certain patent application entitled "Charge Cooled Rotary
Engine."

1.3 Confidential Information. The term "Confidential Information" shall mean all business, technical and other information (including, without limitation, all product services, financial, marketing, engineering, research and development information, product specifications, technical data, data sheets, programs, software, inventions, processes, know-how, mask works, designs, drawings and any
Documentation related thereto) disclosed from time to time by the disclosing party to the receiving party pursuant to this Agreement either directly or indirectly in any manner whatsoever (including, without limitation, in writing, orally, electronically, in all types of disks, diskettes, computer memory, storage or other media, or by drawings or inspection of physical items, and whether or not modified or merged into other materials). The term "Confidential
Information" shall also include all analyses, compilations, studies or other
Documentation prepared by the disclosing party or its Representatives which contain or otherwise reflect any Confidential Information.

1.4 Development Services. The research and development services to be provided by Moller to Freedom as described in Exhibit A attached hereto.

1.5 Documentation. The term "Documentation" shall mean all written, recorded or graphic matters whatsoever, including, without limitation, papers, books, records, computer files, computer disks, lab books, drawings, designs, schematics, source code, object code, correspondence, manuals, agreements, brochures, publications, directories, industry lists, schedules, price lists, statistical records, studies and other similar materials.

1.6 Freedom Intellectual Property. The term "Freedom Intellectual Property"
shall mean all Improvements invented, discovered or developed by Freedom during the term of this Agreement, including any Improvements invented, discovered or developed by Moller on behalf of Freedom in the course of performing the services provided for by Article 3 hereof.

1.7 Improvements. The term "Improvements" shall mean all improvements, enhancements, upgrades or other modifications invented, discovered or developed by Freedom or Moller during the term of this Agreement that improve or enhance the functionality, features, power, outputs, processes, efficiency or ease of use of the Products or Technology.

1.8 Initial Royalty Period. The term "Initial Royalty Period" shall mean the period during which the making, use or sale of Products is covered by one or more claims under an unexpired U.S. patent deemed to be Moller Intellectual
Property for purposes of this Agreement, which claims have not been held invalid or unenforceable by a court having competent jurisdiction for which any time for appeal has expired.

1.9 Inventions. The term "Inventions" shall mean any and all inventions, discoveries, ideas, technology, know-how, work product, concepts, material, disclosures, software programs, computer languages, programming aids or any other intellectual property or works of authorship (whether or not they are in writing or reduced to practice or can be patented or copyrighted) that were made, authored, conceived or developed by Freedom or Moller during the term of this Agreement.

1.10 Moller Exclusive Field of Use. The term "Moller Exclusive Field of Use"
shall mean all uses related to aviation or ducted fan applications.

1.11 Moller Intellectual Property. The term "Moller Intellectual Property" shall mean all Technology existing on the date hereof that is not useful solely within the Moller Exclusive Field of Use and all Improvements invented, discovered or developed by Moller during the term of this Agreement that are not useful solely within the Moller Exclusive Field of Use. Notwithstanding the foregoing, Moller
Intellectual Property shall not include any Improvements invented, discovered or developed by Moller on behalf of Freedom in the course of performing the services provided for by Article 3 hereof, which Improvements shall be deemed to be Freedom Intellectual Property.

1.12 Net Revenues. The term "Net Revenues" shall mean the gross revenues actually received by Freedom or its Affiliates in connection with the sale or lease of Products that incorporate or use Moller International Property in the making, use or sale of such Products, less applicable sales, use, duties or other excise or similar taxes, insurance charges, shipping, packaging and other transportation charges, any returns and allowances actually allowed, and any trade, quantity or cash discounts actually made.

1.13 Net Sublicense Fees. The term "Net Sublicense Fees" shall mean the gross sublicense fees actually received by Freedom or its Affiliates in connection with the sublicense of Moller Intellectual Property for the purpose of enabling third parties to make, use or sell Products, less applicable sales, use, duties or other excise or similar taxes.

1.14 Patent Rights. The term "Patent Rights" shall mean any and all patents, utility models and patent applications, now or in the future, and any and all continuations, continuations-in-part, divisionals, additions, reissues, renewals or extensions thereof or thereto, and corresponding foreign patents and applications, including, without limitation, those set forth on Exhibit B attached hereto.

1.15 Products. The term "Products" shall mean all rotapower engine products.

1.16 Properties. The term "Properties" shall mean the Tangible Assets, Products and Technology.

1.17 Tangible Assets. The term "Tangible Assets" shall mean the machinery, furniture, vehicles, spare parts, fixed assets, tools, dies, computers, inventory and other tangible assets set forth on Exhibit C attached hereto.

1.18 Technology. The term "Technology" shall mean all trade secrets, know-how, show-how, Inventions, Patents Rights, formulae, processes, computer systems,
Confidential Information, expertise, copyrights, plans, drawings, sketches, prototypes, tooling and other ideas, concepts and information of any nature whatsoever that relate to, or are useful in connection with, the Products, including, without limitation, technology related to the (i) combined thermal barrier and wear coating for internal combustion engines, (ii) thermal barrier coating for a rotor, (iii) utilization of a rotary engine's exhaust flow to induce a rotor cooling airflow, (iv) phase change cooling, (v) tuned exhaust system containing a muffler system specifically designed for rotary engines,
(vi) combined pilot and main injection nozzle, (vii) two-piece apex seal for rotary engines that will eliminate end leakage and reduce the seal mass, (viii)
multi-fuel rotary engine, and (ix) maintenance of uniform cooling of the rotor.

1.19 Representatives. The term "Representatives" shall mean the directors, officers, employees, agents, attorneys, accountants, financial advisors and other representatives of a party hereto.

     2. TRANSFER, ASSIGNMENT AND LICENSE.

2.1 Transfer and Assignment of Tangible Assets and Products. Moller and
Aerobotics hereby transfer, convey and assign (and reconfirm and ratify any prior transfer, conveyance and assignment) to Freedom all of their right, title and interest in and to the Tangible Assets and Products.

2.2 Grant of License to Moller Intellectual Property.

     (a) Moller and Aerobotics hereby grant (and reconfirm and ratify any prior grant) to Freedom an exclusive, worldwide, transferable right and license, with the right to grant sublicenses, to use, make, have made, manufacture, market, make Improvements on and otherwise commercialize and exploit in any manner the Moller Intellectual Property for all uses other than uses within the Moller Exclusive Field of Use.

     (b) Freedom shall use its best efforts to complete the development of the
     Products and to commercialize the Moller Intellectual Property through the manufacture and sale of Products and/or the license of Moller Intellectual
     Property. In the event that Moller believes that Freedom is not using such best efforts, it shall give written notice to Freedom detailing the reasons for such belief. If the parties are unable to resolve such dispute regarding Freedom's use of best efforts within 90 days after Freedom receives such written notice, such dispute shall be submitted to mediation and arbitration pursuant to Section 10.8 hereof. If the dispute proceeds to arbitration and the arbitrator determines that Freedom has not used its best efforts, the license granted by Moller to Freedom pursuant to Section
     2.2(a) hereof shall become a non-exclusive license.

2.3 Grant of License to Freedom Intellectual Property. Freedom hereby grants
(and reconfirms and ratifies any prior grant) to Moller an exclusive, worldwide, transferable, fully-paid, royalty-free right and license, with the right to grant sublicenses, to use, make, have made, manufacture, market, make
Improvements on and otherwise commercialize and exploit in any manner the
Freedom Intellectual Property for use solely within the Moller Exclusive Field of Use.

     3. RESEARCH AND DEVELOPMENT SERVICES.

3.1 Services. At Freedom's request, Moller shall provide, as deemed reasonable, scientific and engineering personnel and expertise and use of a portion of its facilities in order to assist Freedom in its effort to move the 53000 single rotor engine into volume production. Any such personnel provided by Moller shall at all times be deemed to be employees of Moller and not of Freedom. Services provided by Moller to Freedom shall be reimbursed as follows: Direct wages plus
225% overhead; Materials plus 10%; and a G & A surcharge of 25% on the above charges. Facility use will be charged at the pro-rata share of total facility operating costs. Amounts to be reimbursed by Freedom shall not be payable until the earlier of the closing of a financing or licensing transaction in which
Freedom receives gross proceeds of at least $1,000,000 or the termination of this Agreement.

3.2 Technology Transfer. In carrying out such Development Services, the parties agree to exchange such Tangible Assets, Technology and Documentation as may be necessary for such purpose.

3.3 Recordkeeping. Each party shall maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and results achieved in the performance of the Development
Services.

3.4 License to Perform Services. Freedom hereby grants to Moller a limited, non-exclusive, fully-paid, royalty-free, nontransferable right and license to use the Freedom Intellectual Property solely for the purpose of, and to the extent required in connection with, performing the Development Services.

     4. ROYALTIES.

4.1 Sale or Lease of Products. Subject to the terms and conditions hereof, until the expiration of the Initial Royalty Period, Freedom shall pay to Moller, on or prior to 45 days after the end of each calendar quarter, a royalty payment in an amount equal to 5% of the Net Revenues received during such calendar quarter for
Products sold or leased by Freedom or its Affiliates to parties other than
Freedom, Moller or any of their Affiliates. For five years following expiration of the Initial Royalty Period, Freedom shall continue to make such royalty payments in connection with such sale or lease of Products but the royalty payments shall be reduced to equal 2% of the Net Revenues received. In addition, until such time as the Charge Cooled Patent first issues in the U.S. and as issued contains one or more valid and enforceable claims covering the making, use or sale of Products, the royalty payments payable under this Section 4.1 shall be reduced to equal 2% of the Net Revenues received. All royalty payments under this Section 4.1 shall be paid in U.S. dollars less any deduction for any required government withholding and any amounts payable for any applicable sales taxes, use taxes or similar taxes.

4.2 Sublicense of Moller Intellectual Property. Subject to the terms and conditions hereof, until the expiration of the Initial Royalty Period, Freedom shall pay to Moller, on or prior to 45 days after the end of each calendar quarter, a royalty payment in an amount equal to 15% of the Net Sublicense Fees received during such calendar quarter in connection with the grant by Freedom or its Affiliates to parties (other than Freedom, Moller or any of their
Affiliates) of sublicenses to Moller Intellectual Property that authorize the manufacture of Products by such sublicensees for use or sale by such sublicensees. For five years following expiration of the Initial Royalty Period,
Freedom shall continue to make such royalty payments in connection with such grant of sublicenses but the royalty payments shall be reduced to equal 10% of the Net Sublicense Fees received. In addition, until such time as the Charge
Cooled Patent first issues in the U.S. and as issued contains one or more valid and enforceable claims covering the making, use or sale of Products, the royalty payments payable under this Section 4.2 shall be reduced to equal 10% of the Net
Sublicense Fees received. All royalty payments under this Section 4.2 shall be paid in U.S. dollars less any deduction for any required government withholding and any amounts payable for any applicable sales taxes, use taxes or similar taxes.

4.3 Exceptions. No royalties shall be payable pursuant to Section 4.1 or 4.2 hereof (i) in connection with the use of Products or Moller Intellectual
Property by Freedom or its Affiliates for internal use, development, marketing demonstrations, field testing, customer trial periods, training or education,
(ii) in connection with the grant of sublicenses to parties for the purpose of manufacturing Products for sale to Freedom or Moller or their Affiliates, or
(iii) in connection with the sale or lease of Products that do not incorporate or use Moller Intellectual Property in the making, use, or sale of such
Products.

4.4 No Multiple Royalties. Royalties shall be payable pursuant to either Section
4.1 hereof or Section 4.2 hereof but not both. In addition, only one royalty shall be payable in connection with the making, use or sale of Products, regardless of the number of patents with claims covering such making, use or sale of Products.

4.5 Quarterly Report. On or prior to 45 days after the end of each calendar quarter during the term of this Agreement, Freedom shall deliver to Moller a written quarterly report detailing the calculation of the quarterly royalty payment for such calendar quarter. Such quarterly report shall be certified to be accurate by an officer of Freedom and shall contain such information in such format as Moller may reasonably specify from time to time. Past due royalty payments will bear interest at the lower of 10% per annum or the maximum rate permitted by applicable law.

4.6 Books, Records, and Reports. Freedom shall keep complete, detailed and accurate books and records with respect to all Net Revenues. Promptly after any reasonable request therefor by Moller, Freedom shall provide to Moller (or
Moller's Representatives) such information, evidence, and/or reports regarding such Net Revenues and Net Sublicense Fees (including without limitation such information as is reasonably necessary in order to ascertain the accuracy of the information provided in such quarterly reports), in such manner, form, and substance as may be reasonably requested by Moller.

4.7 Adjustment of Royalties. In the event that products are sold or technology is licensed, or products or technology are used, by a third party in substantial competition with Products being sold by Freedom or its Affiliates, or Moller
Intellectual Property being sublicensed by Freedom or its Affiliates, and
Freedom establishes that, with respect to such products or technology, no royalty or a lower royalty is being paid by such third party than that being paid pursuant to Section 4.1 or 4.2 hereof, as the case may be, and such fact is a material factor impacting the ability of Freedom or its Affiliates to sell
Products or sublicense Moller Intellectual Property at a price sufficient to enjoy a reasonable profit, then Moller and Freedom shall renegotiate the royalty payments to be paid pursuant to Section 4.1 or 4.2 hereof, as the case may be, to such amount as will permit Freedom or its Affiliates to enjoy such a reasonable profit. In the event that the parties have been unable to agree on such renegotiated royalty payments within 90 days after Freedom gives written notice to Moller of Freedom's desire to enter into such renegotiations, the matter of the need for such renegotiation and the amount of such royalty payments shall be submitted to mediation and arbitration pursuant to Section
10.8 hereof.

     5. OWNERSHIP; INDEMNIFICATION.

5.1 Ownership of Technology and Improvements. Moller shall own at all times all
Moller Intellectual Property and Freedom shall own at all times all Freedom
Intellectual Property.

5.2 Moller Indemnification. Moller hereby agrees to indemnify, defend and hold harmless Freedom and its subsidiaries and affiliates, and any of their respective officers, directors, shareholders, agents, attorneys, successors and assigns, from and against all losses, claims, demands, causes of action, obligations, damages, judgments, expenses, and liabilities of any kind, including reasonable attorneys' fees (collectively, "Losses"), based upon, arising out of, or in connection with, any claim that the use of the Moller
Intellectual Property licensed to Freedom pursuant to Section 2.2 hereof infringes any patent, trademark, copyright, trade secret or any other intellectual property right of any third party. Moller shall have no liability of any kind to such parties under this Section 5.2 to the extent that any such claim is based upon, arises out of, or is in connection with, (a) the use of any such Moller Intellectual Property in a manner for which it was not designed or intended to be used, or (b) any improvement, modification or enhancement to any such Moller Intellectual Property made by Freedom or any third party which causes it to become infringing. In order to avoid or limit any liability for infringement, Moller may, at any time and irrespective of whether it shall be obligated to do so by order of any court, at its expense and option, replace (or assist Freedom in replacing) any such infringing item or right with a non-infringing item or right, provided that such replacement with a non-infringing item or right does not adversely affect the functionality, performance, cost or ease of use of such item or right, or secure for Freedom the right to continue using such infringing item or right on the same terms and conditions as provided in this Agreement. Notwithstanding any other provisions of this Article 5 to the contrary, the liability of Moller to Freedom for indemnification hereunder shall be limited to the cumulative payments made or required to be made by Freedom to Moller under this Agreement.

5.3 Indemnification Procedure. The following procedures shall apply to any party seeking indemnification (an "Indemnified Party") from an indemnifying party (an
"Indemnifying Party") pursuant to this Article 5:

     (a) Promptly after receipt of notice of any claims giving rise to the right to indemnification, the Indemnified Party shall promptly give notice in writing to the Indemnifying Party setting forth the specifics of such claim, provided that such failure to give notice to the Indemnifying Party shall not relieve the Indemnifying Party from any liability, except to the extent the Indemnifying Party demonstrates that the defense of such action is directly and materially prejudiced thereby.

     (b) The Indemnifying Party shall be entitled to assume control of the defense of such claim with counsel reasonably satisfactory to the
     Indemnified Party; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; (ii) no
     Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party if such consent or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within 10 days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the
     Indemnifying Party.

     (c) The Indemnified Party shall have the right to offset and deduct any amount to which such Indemnified Party is entitled to indemnification hereunder against royalties or other payments due under this Agreement.

     6. PATENT PROSECUTION AND MAINTENANCE.

6.1 Moller Intellectual Property. Moller shall have the right, at its own expense, to file, prosecute and maintain all patents and patent applications
(and all patents issuing thereon) that are deemed to be Moller Intellectual
Property for purposes of this Agreement. If Moller fails to file, prosecute and maintain such patents and patent applications, Freedom shall have the right to file, prosecute and maintain such patents and patent applications (i) at
Moller's expense, with respect to such patents and patent applications existing on the date hereof, in which case Freedom may elect to pay such expenses and credit such payment against any royalties payable by Freedom pursuant to this
Agreement, and (ii) at Freedom's expense, with respect to any other patents and patent applications deemed to be Moller Intellectual Property for purposes of this Agreement. Each party will cooperate fully with the other and provide and execute all necessary documentation to enable the other to file, prosecute and maintain all such patents and patent applications as provided for in this
Section 6.1.

6.2 Freedom Intellectual Property. Freedom shall have the right, at its own expense, to file, prosecute and maintain patents and patent applications that are deemed to be Freedom Intellectual Property for purposes of this Agreement.
If Freedom fails to file, prosecute and maintain such patents and patent applications, Moller shall have the right to file, prosecute and maintain, at its own expense, such patents and patent applications. Each party will cooperate fully with the other and provide and execute all necessary documentation to enable the other to file, prosecute and maintain all such patents and patent applications as provided for in this Section 6.2.

     7. DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY.

7.1 Disclaimer of Warranty. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY
MAKES ANY WARRANTY TO THE OTHER, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR
OTHERWISE, WITH RESPECT TO PROPERTIES OR IMPROVEMENTS, INCLUDING, WITHOUT
LIMITATION, ALL WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE.

7.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY
INJURY, LOSS, CLAIM, DAMAGE OR ANY SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, OR
CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO LOST PROFITS OR
LOST SAVINGS), WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, WHICH ARISES OUT
OF OR IS IN ANY WAY CONNECTED WITH ANY USE OF THE PROPERTIES OR IMPROVEMENTS,
EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8. CONFIDENTIAL INFORMATION.

8.1 Disclosure and Use. Each party agrees not to use or disclose any
Confidential Information received from the other for any purpose whatsoever except for the specific purposes described in this Agreement, and neither party shall disclose to any other person any Confidential Information received from the other, except to their respective Representatives to whom it shall be necessary to make such disclosure in order to obtain the benefits to which such party is entitled under this Agreement; provided, however, that each such
Representative granted access to such Confidential Information shall have entered into an agreement, in a form acceptable to the disclosing party, pursuant to which such Representative agrees to keep such information confidential.

8.2 Termination of Confidentiality Obligations. The obligations of Section 8.1 hereof shall terminate with respect to any particular portion of the
Confidential Information when the receiving party can prove by appropriate documentation either of the following: (a) such particular portion was previously known to the receiving party as shown by the receiving party's files or was already in the public domain, in each case at the time of the disclosure thereof; or (b) such particular portion entered the public domain through no action of the receiving party subsequent to the time of the disclosure thereof.

8.3 Property Rights; Return of Materials. All Confidential Information and
materials, including without limitation, all documents, drawings, models, apparatus, designs, lists and all types of disks, diskettes, computer memory or storage, or other media, furnished to the receiving party shall remain the property of the receiving party. Upon the termination of this Agreement, the receiving party at its expense shall return promptly to the disclosing party, upon the request of the disclosing party, all Confidential Information of the disclosing party along with all copies made thereof and all materials, documents, or things containing any portion of any such Confidential
Information.

     9. TERM AND TERMINATION.

9.1 Term. This Agreement shall take effect as of the date hereof and shall continue in full force and effect, unless terminated earlier in accordance with
Section 9.2 hereof, so long as the making, use or sale of Products is covered by one or more claims under an unexpired U.S. patent deemed to be Moller
Intellectual Property for purposes of this Agreement, which claims have not been held invalid or unenforceable by a court having competent jurisdiction for which any time for appeal has expired.

9.2 Termination. Notwithstanding Section 9.1 hereof, this Agreement may be terminated, in whole or in part, pursuant to the following terms and conditions:

     (a) This Agreement may be terminated at any time upon the mutual agreement of the parties in writing.

     (b) This Agreement may be terminated by a party immediately on written notice in the event the other party shall have failed to perform any material obligation or breached any material warranty or covenant under this Agreement and shall have failed to remedy such material breach to the non-breaching party's satisfaction within 60 days of receiving written notice of such breach.

     (c) This Agreement may be terminated by a party immediately on written notice in the event the other party shall file a petition for a liquidation in bankruptcy, be declared bankrupt, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business.

9.3 Obligations Upon Termination. Upon any termination of this Agreement, the following shall apply:

     (a) The parties shall remain responsible for any payments that have become due and owing as of the effective date of termination.

     (b) The license granted by Moller to Freedom pursuant to Section 2.2 hereof shall, with respect to Moller Intellectual Property existing as of the date of such termination, survive and continue in full force and effect in accordance with its terms, provided that (i) Freedom continues to make any royalty payments required pursuant to the provisions of Article 4 hereof, and (ii) that the license granted by Moller to Freedom pursuant to Section
     2.2(a) hereof shall become non-exclusive in the event that this Agreement is terminated by Moller pursuant to Section 9.2(b) or (c) hereof.

     (c) The license granted by Freedom to Moller pursuant to Section 2.3 hereof shall, with respect to Freedom Intellectual Property existing as of the date of such termination, survive and continue in full force and effect.

     (d) The provisions of Articles 5, 6, 7 and 8 hereof and Sections 10.7 and
     10.8 hereof shall survive and continue in full force and effect.

     10. GENERAL PROVISIONS.

10.1 Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed according to the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

10.2 Integration. This Agreement (and the documents referred to herein) embodies the entire understanding of the parties as it relates to the subject matter hereof. This Agreement supersedes any prior agreements or understandings between the parties as to such subject matter, including the Confidentiality Agreement.
No amendment or modification of this Agreement shall be valid or binding upon a party unless signed by such party.

10.3 Notices. Any notice, demand, or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or sent via registered or certified mail, return receipt requested, or via overnight courier and addressed to the party at the address of such party set forth at the end of this Agreement or such other address as such party may request by notifying the other in writing.

10.4 Waiver. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. The express waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

10.5 Severability. In the event that any provision of this Agreement (or portion thereof) is determined by any court of competent jurisdiction to be invalid or otherwise unenforceable for any reason, then the remainder of this Agreement shall remain in full force and effect according to its terms.

10.6 Successors and Assigns. This Agreement and the rights granted hereunder shall not (unless otherwise expressly provided herein) be assignable in whole or in part by a party hereto without the prior written consent of the other party;
provided, however, that each party may assign this Agreement and any interests or rights hereunder with the consent of the other party in connection with a merger, consolidation, sale or other disposition of substantially all of the property and assets of such party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Specific Performance; Remedies Cumulative. The parties acknowledge that a breach of this Agreement (other than Article 3 hereof) will result in irreparable and continuing damage and cannot be adequately compensated for by money damages and agree that specific performance is an appropriate remedy for any breach or threatened breach hereof. Accordingly, in addition to any other remedies available to a party at law, in equity or by statute, the parties (a)
consent to the issuance of any injunctive relief or the enforcement of other equitable remedies against it (without bond or other security) to compel performance of any of the terms of this Agreement, and (b) waive any defenses thereto, including without limitation, the defenses of failure of consideration, breach of any other provision of this Agreement, and availability of relief in damages. All remedies, whether under this Agreement, provided by law, or otherwise, shall be cumulative and not alternative.

10.8 Mediation and Arbitration. If any dispute, controversy or claim arises under this Agreement, the parties shall negotiate in good faith to settle the matter. If the parties are unable to resolve the matter within a reasonable time, the parties shall submit the matter to mediation by a trained mediator approved by both parties, the cost of which shall be shared equally by the parties. Any dispute, controversy or claim arising under this Agreement not resolved through mediation within a reasonable period of time (not to exceed 90 days) shall be finally settled by arbitration in accordance with the Commercial
Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement by a single arbitrator appointed in accordance with said
Rules. The appointing authority shall be the American Arbitration Association.
The costs of any arbitration shall be shared equally by the parties, unless the award of the arbitrator provides otherwise. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction. The place of mediation or arbitration shall be Sacramento, California. Nothing in this
Section 10.8 shall preclude any party from seeking injunctive relief or other equitable remedies (whether prior to or during such mediation or arbitration) if necessary to protect the interests of such party.

10.9 Export Restrictions. Neither party shall export or re-export, directly or indirectly, the products or intellectual property of the other to any country for which an export license or other governmental approval is required without first obtaining such license or approval.

10.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first set forth above.

FREEDOM MOTORS, INC.

By
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Its
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MOLLER INTERNATIONAL, INC.

By
   --------------------------------------------------

Its
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AEROBOTICS, INC.

By
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Its
   --------------------------------------------------

                                  EXHIBIT A to
                  Technology Development and License Agreement

                              DEVELOPMENT SERVICES

Development Services are defined to include any and all tasks pertaining to:

o    Engine Test, Test Setup or Test Documentation

o    Engine Component Manufacture Process, Process Setup or Process
     Documentation

o    Piece Part Inspection

o    Bill of Material Management

o    Inventory Management

o    Field Test Integration Management

o    Application Engineering

o    General Administrative or Management Tasks associated with engine test, manufacture or application integration

                                  EXHIBIT B to
                  Technology Development and License Agreement

                                  PATENT RIGHTS

o    "Combination thermal barrier and wear coating for internal combustion engines", U.S. Patent # 5,413,887 May 9th, 1995 (Foreign Patents Pending)

o    "Charge Cooled Rotary Engine", U.S. Patent Pending

o    "Rotary Engine Having Enhanced Charge Cooling and Lubrication", U.S. Patent
     pending .

                                  EXHIBIT C to
                  Technology Development and License Agreement

                                 TANGIBLE ASSETS

o    Moller Specific Hardware

o    Manufacturing Equipment: All unique equipment necessary for the volume production of rotary engines will be transferred to FM from MI. Total estimated replacement cost for all the equipment is $3.6 M. Moller
     International purchased all the equipment for a total of $370 K.

o    Gleason Production Trochiodal Grinder (Model #808, Serial #726207) o Two
     Gleason Rotor Slot Cutters (Model #604, Serial #s 718701/708202) o Gehring
     Production Trochiodal Hone (Model #KSSS500, Serial #720/2207) o Hurco CNC
     Machining Center (Model BMC 40, Serial #BL8 006119A) o Comet CNC Center
     Machining Center (Model VMC 520, Serial #3611197)

o    530cc Production Engine Inventory - All raw material, work in progress or finished goods which are listed in the Bill of Materials or can be used with the production 530cc series engine, located either at vendors, with the intent to return the articles to Moller International or on site at
     Moller International. The production engine is defined as engines which are assembled from cast housings, including the rotor housing and two end housings.

o    Assets received by Moller International from Infinite Machines to become property of Freedom Motors

o    All Intellectual Property and Design Description - all computer tapes, drawing and associated hardware and software received by Moller
     International intended to define and describe the Infinite Machines 1300cc engine

o    Production Tooling - core boxes and other tooling used for the manufacture of the components of the Infinite Machines 1300cc Engine

o    One Engine Test Dynamometer, Serial Number ZAG S3306/8 o Jetski - 1996
     SeaDoo GSX equipped with the Infinite Machines 1300cc engine o Engine
     Display - static display of the twin rotor 1300cc engine

o    Manufacturing plan, tooling and engine components created under U.S.
     Airforce contract through McClellan Airforce Base as part of a privatization plan sponsored by the U.S. Airforce.